Exhibit 10.111

CORPORATE ADMINISTRATION AGREEMENT

THIS AGREEMENT made effective on the 17th day of December, 2013 by and among:

Navig8 Crude Tankers Inc, a corporation incorporated and existing under the laws of the Marshall Islands with its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands (“Owner”); and

Navig8 Asia Pte Ltd, a limited liability company duly organized and existing under the laws of the Singapore with its registered office at Three Temasek Avenue, #25-01 Centennial Tower, Singapore 039190 (“NAVIG8”).

WHEREAS:

A.            Owner intends to enter into shipbuilding contracts (the “Building Contracts”) for the construction of eight 300,000 DWT crude oil tankers, four to be built by Shanghai Waigaoqiao Shipbuilding Co Ltd and four to be built by Hyundai Samho Heavy Industries Co Ltd (the “Intended Vessels”).  Owner may also enter into shipbuilding contracts for the construction of other crude oil tankers in the future (the “Possible Future Vessels”) (the Intended Vessels and the Possible Future Vessels shall together be known as the “Vessels” and each a “Vessel”); and

B.            Owner currently intends that the legal ownership of the Vessels will be vested in a number of wholly owned single-purpose vehicles (together the “Subsidiaries” and each a “Subsidiary”).

C.            Owner will require certain administrative services for the operation of its business, both for itself and for its Subsidiaries; and

D.            Owner wishes to engage NAVIG8 to provide such administrative services to Owner on the terms set out herein.

NOW THEREFORE, the parties agree that, in consideration of the fees and cost reimbursement described in Schedule “B” to this Agreement (the “Fees and Costs”) and subject to the Terms and Conditions attached hereto, NAVIG8 shall provide the administrative services set forth in Schedule “A” to this Agreement (the “Administrative Services”).

TERMS AND CONDITIONS

Section 1. Definitions. In this Agreement, the term:

“Applicable Laws” means, in respect of any Person, property, transaction or event, all laws, statutes, ordinances, regulations, municipal by-laws, treaties, judgments and decrees applicable to that Person, property, transaction or event, all applicable official directives, rules, consents, approvals, authorizations, guidelines, orders, codes of practice and policies of any Governmental Authority having authority over that Person, property, transaction or event and having the force of law, and all general principles of common law and equity.

“Books and Records” means all books of accounts and records, sales and purchase records, business reports, plans and projections and all other documents, files, correspondence and other information of Navig8 with respect to the Vessels or the Business (whether or not in written, printed, electronic or computer printout form).

“Business” means Owner’s business of procuring, financing, owning, operating and/or chartering or re-chartering the Vessels, to or from other Persons and any other lawful act or activity customarily conducted in conjunction therewith.

“Control” or “Controlled” means, with respect to any Person, the right to elect or appoint, directly or indirectly, a majority of the directors of such Person or a majority of the Persons who have the right, including any contractual right, to manage and direct the business, affairs and operations of such Person, or the possession of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of Voting Securities, by contract, or otherwise.

“Fiscal Quarter” means a fiscal quarter for Owner.

“Fiscal Year” means a fiscal year for Owner consisting of four Fiscal Quarters.

“Governmental Authority” means any domestic or foreign government, including any federal, provincial, state, territorial or municipal government, any multinational or supranational organization, any government agency, any tribunal, labor relations board, commission or stock exchange, and any other authority or organization exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, government.

“Parties” means Owner and NAVIG8.

“Person” means an individual, corporation, limited liability company, partnership, joint venture, trust or trustee, unincorporated organization, association, Governmental Authority or other entity.

“Term” has the meaning given to that expression in clause 9.

“Voting Securities” means securities of all classes of a Person entitling the holders thereof to vote on a regular basis in the election of members of the board of directors or other governing body of such Person.

Section 2. General. NAVIG8 shall provide the Services in a commercially reasonable manner, as Owner may from time to time direct, under the supervision of Owner. NAVIG8 shall perform the Services to be provided in accordance with good industry practice and with the skill, care and diligence to be expected of a professional supplier of such services

Section 3. Covenants. During the term of this Agreement NAVIG8 shall:

(a)         diligently provide or subcontract for the provision of (in accordance with Section 16 hereof) the Services to Owner as an independent contractor, and be responsible to Owner for the performance of the same on the terms set forth herein;

(b)         retain at all times a qualified staff so as to maintain a level of expertise sufficient to provide the Services; and

(c)          keep full and proper Books and Records and accounts showing clearly all transactions relating to its provision of Services in accordance with established general commercial practices and in accordance with IFRS.

Section 4. Exclusivity. Owner acknowledges that the appointment of NAVIG8 hereunder is an exclusive appointment for the term of the Agreement (as set out in Section 9 hereinafter). Owner shall not remove the Vessels from the engagement under this Agreement except as provided in Section 9 (b) hereinafter) or appoint other managers to undertake any or all of the Administrative Services with respect to the Vessel or the Business during the Term, except in circumstances in which it is necessary to do so in order to comply with Applicable Law or as otherwise agreed by NAVIG8 in writing given reasonable notice.

Section 5. Confidential Information. NAVIG8 shall be obligated to keep confidential, both during and after the term of this Agreement, all non-public information it has acquired from Owner or developed based on information provided by Owner in the course of providing Services under this Agreement. Owner shall be entitled to seek any equitable remedy available, including specific performance, against a breach by NAVIG8 of this obligation. NAVIG8 shall not resist such application for relief on the basis that Owner has an adequate remedy at law, and NAVIG8 shall waive any requirement for the securing or posting of any bond in connection with such remedy.

Section 6. Service Fee. In consideration for NAVIG8 providing the Services, Owner shall pay NAVIG8 the fee component of the Fees and Costs as set out in Schedule “B” to this Agreement and reimburse NAVIG8 for the cost component of the Fees and Costs as set out in Schedule “B” to this Agreement.

Section 7. General Relationship Between the Parties. The relationship between the Parties is that of independent contractor. The Parties to this Agreement do not intend, and nothing herein shall be interpreted so as, to create a partnership, joint venture, employee or agency relationship between NAVIG8 and any one or more of Owner or any member of the Owner group.

Section 8. Force Majeure and Indemnity.

(a)Neither Owner nor NAVIG8 shall be under any liability for any failure to perform any of its obligations hereunder by reason of natural disaster or other acts of God. NAVIG8 shall have no liability to Owner for any loss, damage, delay or expense, whether direct or indirect, (including but not limited to loss of profit arising out of or in connection with detention of or delay to any Vessel or its construction) and however arising in the course of performance of the Services UNLESS and to the extent that such loss, damage, delay or expense results from or arises out of the fraud, negligence or willful misconduct of NAVIG8 or their employees in connection with such Vessel.

(b) Owner hereby undertakes to indemnify NAVIG8, its employees, agents and sub-contractors against all taxes, imposts and duties levied by any government as a result of the operations of Owner or any Vessel, whether such taxes, imposts and duties are levied on Owner or NAVIG8. For the avoidance of doubt, such indemnity shall not apply to (i) taxes imposed on amounts paid to NAVIG8 as consideration for the performance of the Services or (ii) taxes which arose out of NAVIG8’s negligence or willful misconduct in providing the Services . Owner shall pay all taxes, dues or fines imposed on any Vessel or NAVIG8 as a result of its provision of the services described in Schedule A.

(c) It is hereby expressly agreed that no employee or agent of NAVIG8 (including any sub-contractor from time to time employed by NAVIG8 and the employees of such sub-contractors) shall be under any liability to Owner for any loss, damage or delay arising or resulting from any act, neglect or default on his part while acting in the course of or in connection with his employment. The provisions of this Section 8 shall remain in force notwithstanding termination of this Agreement.

Section 9. Term and Termination.

(a)         The initial term of this Agreement shall commence on the date set forth in the preamble, and end on the date on which all Vessels to which this Agreement relates have been finally sold or otherwise disposed of by Owner, unless terminated earlier pursuant to this Agreement (the “Term”).

(b)         This Agreement may be terminated by Owner on not less than ninety (90) days notice if:

(i)             if, at any time, NAVIG8 breaches the Agreement and the matter is unresolved after sixty (60) days;

(ii)          NAVIG8 has been convicted of, has entered a plea of guilty or nolo contendere with respect to, or has entered into a plea bargain or settlement admitting guilt for any crime;

(iii)       NAVIG8 has been proven to have committed fraud, or to have committed an act of willful misconduct;

(iv)      at any time, NAVIG8 becomes insolvent, admits in writing its inability to pay its debts as they become due, is adjudged bankrupt or declares bankruptcy or makes an assignment for the benefit of creditors, a proposal or similar action under the bankruptcy, insolvency or other similar laws of any applicable jurisdiction, or commences or consents to proceedings relating to it under any reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction;

(v)         upon the sale, lease, transfer, conveyance or other disposition in one or a series of related transactions of all or substantially all of NAVIG8’s assets to a non-Affiliated party.

(c)          This Agreement may be terminated with immediate effect by NAVIG8:

(i)             if, at any time, Owner breaches the Agreement and the matter is unresolved after ninety (90) days;

(ii)          if a receiver is appointed for all or substantially all of the property of Owner;

(iii)       if an order is made to wind-up Owner;

(iv)      if a final judgment, order or decree that materially and adversely affects the ability of Owner to perform this Agreement is obtained or entered against Owner and such judgment, order or decree has not been vacated, discharged or stayed;

(v)         if Owner makes a general assignment for the benefit of its creditors, files a petition in bankruptcy or for liquidation, is adjudged insolvent or bankrupt, commences any proceeding for a reorganization or arrangement of debts, dissolution or liquidation under any law or statute or of any jurisdiction applicable thereto or if any such proceeding shall be commenced; or

(vi)      upon the sale, lease, transfer, conveyance or other disposition in one or a series of related transactions of all or substantially all of Owner’s assets to a non-Affiliated party.

(d)         Upon termination or expiry of this Agreement, this Agreement will be void and there shall be no liability on the part of any Party (or their respective officers, directors, employees or Affiliates) except that the obligation of Owner to pay to NAVIG8 or its Affiliates the amounts of Fees and Costs accrued but outstanding and the terms and conditions set forth in Section 5 shall survive such termination. After a written notice of termination has been given under this Section 9 or upon expiry, Owner may direct NAVIG8 to, at the cost of Owner, undertake any actions reasonably necessary to transfer any aspect of the ownership or control of the assets of Owner to Owner or to any nominee of Owner and to do all other things reasonably necessary to bring the appointment of NAVIG8 to an end at the appropriate time, and NAVIG8 shall promptly comply with all such reasonable directions. Upon termination or expiry of this Agreement, NAVIG8 shall promptly deliver to any new manager or Owner any Books and Records held by NAVIG8 under this Agreement and shall execute and deliver such instruments and do such things as may reasonably be required to permit the new manager of Owner to assume its responsibilities.

Section 10. Entire Agreement. This Agreement constitutes the entire Agreement and understanding between the Parties with respect to the subject matter of this Agreement and (in relation to such subject matter) supersedes and replaces all prior understandings and agreements, written or oral, between the parties.

Section 11. Amendments to Agreement. No amendment, supplement, modification or restatement of any provision of this Agreement shall be binding unless it is in writing and signed by each Person that is a Party to this Agreement at the time of the amendment, supplement, modification or restatement.

Section 12. Severability. If any provision herein is held to be void or unenforceable, the validity and enforceability of the remaining provisions herein shall remain unaffected and enforceable.

Section 13. Currency. Unless stated otherwise, all currency references herein are to United States Dollars.

Section 14. Law. This Agreement is governed by and shall be interpreted in accordance with English law.  All disputes arising under or in connection with this Agreement shall be referred to arbitration in London.  The arbitration shall be referred to three arbitrators (one to be appointed by each of the parties and the third by the arbitrators so chosen) in accordance with the London Maritime Arbitrators’ Association (“LMAA”) terms in force at the relevant time.  If either of the appointed arbitrators refuses to act or is incapable of acting, the party who appointed him shall appoint a new arbitrator in his place. If one party fails to appoint an arbitrator, whether originally or by substitution for two weeks after the other party, having appointed his arbitrator, has (by fax or letter) called upon the defaulting party to make the appointment, the President for the time being of the LMAA shall, upon application of the other party, appoint an arbitrator on behalf of the defaulting party and that arbitrator shall have the like powers to act in the reference and make an award (and, if the case so requires, the like duty in relation to the appointment of a third arbitrator) as if he had appointed in accordance with the terms of this Agreement.

Section 15. Notice. Notice under this Agreement shall be given (via hand delivery, registered mail, return receipt requested) as follows:

If to Owner:

Navig8 Crude Tankers Inc

c/o President, Navig8 Product Tankers Inc, One Gorham Island Suite 101, Westport, CT 06880, USA

And

If to NAVIG8:

Navig8 Asia Pte Ltd

c/o Managing Director, Three Temasek Avenue, #25-01 Centennial Tower, Singapore 039190

Section 16. Subcontracting And Assignment. This Agreement is not assignable by either Party without the prior written consent of the other Party, not to be unreasonably withheld; except that either Party may, without the prior written consent of the other Party freely assign this Agreement to any Person that is an affiliate or subsidiary of such Party. NAVIG8 may freely subcontract or sublicense any of its duties and obligations hereunder to provide Services to any Persons without the prior consent of Owner so long as NAVIG8 remains liable for performance of the Services and its other obligations under this Agreement.

Section 17. Conflicts of Interest. NAVIG8 and each of its respective shareholders, members, partners, directors, managers, employees, agents and officers, may engage in other businesses, including the ownership of shares and interest in shares, simultaneously with their activities on behalf of the Company as set forth in this Agreement, and may render services similar to those described in this Agreement for other individuals, companies, trusts or persons, and shall not by reason of engaging in such other businesses or rendering advice for others, be deemed to be acting in conflict with the interests of the Company.

Section 18. Waiver. The failure of either Party to enforce any term of this Agreement shall not act as a waiver. Any waiver must be specifically stated as such in writing.

Section 19. Counterparts. This Agreement may be executed in one or more signed counterparts, facsimile or otherwise, each of which shall constitute an original, and which shall together form one instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement by their duly authorized signatories with effect from the date first written above.

Navig8 Crude Tankers Inc

By:	/s/ Philip A. Stone

Title:	Director

Navig8 Asia Pte Ltd

By:	/s/ Peder J. Moller

Title:	Director

SCHEDULE A

ADMINISTRATIVE SERVICES

NAVIG8 shall provide to Owner administrative services in relation to itself and its Subsidiaries, described below and any other functions or services in connection with such Administrative Services as may be necessary or appropriate to effect any of the Administrative Services, as of the effective date of this Agreement (collectively, the “Administrative Services”).  Any reference to Owner in this Schedule A shall also be taken to include Owner’s Subsidiaries.

Accounting, Records and Financial Reporting.

NAVIG8 shall:

(a)         on behalf of Owner, maintain an accounting system;

(b)         provide regular accounting services and supply regular reports (i.e. quarterly management accounts/cashflows) , in a manner that will permit financial statements to be prepared for Owner in accordance with IFRS;

(c)          provide financial statements for Owner and its subsidiaries as and when required by Owner;

(d)         maintain proper and adequate records of all costs and expenditure incurred as well as data necessary or proper for the settlement of accounts between the parties;

(e)          at all times maintain and keep true and correct accounts and shall make the same available for inspection and auditing by Owner at such times as may be mutually agreed; any unaudited books and records to be returned to Owner at the termination of this Agreement;

(f)           oversee banking services for Owner and shall establish in the name of Owner any accounts instructed by Owner with such financial institutions as Owner may request and such administer and manage such accounts.

(g)          Manage credit facilities on behalf of Owner.

(h)         Implement systems and processes to ensure that:

a.              income generated by each Vessel during its lifetime;

b.              capital gains realized on the sale or other disposal of any Vessel; and

c.               equity contributions of the Owner’s shareholders released on the sale or other disposal of any Vessel;

are distributed to the Owner’s shareholders in accordance with instructions given by the Owner.

Budgets and Corporate Planning.

NAVIG8 shall present to the Owner annually a proposed budget for the following twelve months in such form as the Owner requires. Annual budgets shall be prepared by NAVIG8 and submitted to the Owner not less than one month before the anniversary date of the NAVIG8’s financial year.

The Owner shall indicate to NAVIG8 its acceptance and approval of the proposed annual budget within one month of presentation and in the absence of any such indication NAVIG8 shall be entitled to assume that the Owner has accepted the proposed budget. If Owner does not agree with any item of the proposed budget, it shall give NAVIG8 notice of such disagreement and a proposal for resolution. In resolving any disagreements Owner and NAVIG8 shall consider, among other things, Owner’s obligations under any relevant charters, credit facilities or other financing agreements and NAVIG8’s general obligations and general economic and market conditions.

The Parties acknowledge that any projections contained in the proposed budget are subject to and may be affected by changes in financial, economic and other conditions and circumstances beyond the control of the Parties.

Compliance Services.

NAVIG8 shall assist Owner with the following items relating to each Vessel:

(a)         compliance with all Applicable Laws;

(b)         maintaining Owner’s corporate existence and good standing in all necessary jurisdictions and assisting in all other corporate and regulatory compliance matters;

(c)          The registration and de-registration of any assets or legal entities owning each Vessel.

Other Administrative Services.

NAVIG8 shall, as requested by Owner from time to time:

(a)         Provide corporate and secretarial support;

(b)         Coordinate, monitor and report on any on any applicable technical and/or commercial management agreements and other contracts entered into with third parties (“Third-Party Investment Managers”) with respect to each Vessel;

(c)          Arrange for the appointment of auditors, accountants, legal counsel and other independent experts on Owners’ behalf and at at Owners’ expense; provided, however, that NAVIG8 shall act reasonably in the appointment of any such auditors, accountants, legal counsel and other independent experts;

(d)         Ensure that all assets of the Owner and its Subsidiaries are correctly insured with an insurer of international standing with respect to assets of that type and that such insurances remain in place for the appropriate period;

(e)          In the event of the dissolution of the Owner, the provision of such assistance as the Owner may reasonably request for the sale or other disposal of the Vessel or other assets of Owner.

SCHEDULE B

FEES AND COSTS

In consideration of Navig8’s providing the Administrative Services to Owner, Owner shall pay NAVIG8 the sum of USD 250 per day for each Vessel for which the Administrative Services are being provided (the “Fee”).

Owner’s obligation to pay the Fee in relation to any Vessel shall commence on the date of this Agreement or upon the date on which a building contract in relation to that Vessel is executed by all relevant parties, whichever is the later.  Owner’s obligation to pay the Fee in relation to a particular Vessel shall cease upon the date on which a Vessel is sold or otherwise disposed of by Owner (or its Subsidiaries), and shall cease in relation to all Vessels upon valid termination of this Agreement by either Party in accordance with Clause 9.

Payment of the Fee shall be made monthly in arrears, due upon presentation of an invoice by Navig8 to Owners relating to such Vessels in relation to which Administrative Services have been provided during that month.

Within 15 days after the end of each quarter, NAVIG8 shall submit to Owner for payment an invoice for reimbursement of all costs and expenses incurred by NAVIG8 (the “Costs and Expenses”) in connection with the provision of the Administrative Services under the Agreement for such month. Each statement will contain such supporting detail as may be reasonably required to validate such amounts due. Owner shall make payment within 15 days of the date of each invoice (any such day on which a payment is due, the “Due Date”). All invoices for Administrative Services are payable in U.S. dollars.

Non-Recoverable Costs: for the avoidance of doubt, the following costs shall not be recoverable from the Owner by NAVIG8 pursuant to this Schedule B:

•                  the salary, benefits and other compensation costs of NAVIG8 personnel and other personnel employed or engaged by NAVIG8 in the performance of the Administrative Services;

•                  all travel, hotel and general office / administration costs of NAVIG8 personnel and other personnel employed or engaged by NAVIG8 in the performance of the Administrative Services; and

•                  the costs related to the book keeping of the Owner and all other internal charges of NAVIG8 for insurance and research support.

25th MARCH 2014

ADDENDUM NO. 1

ADDENDUM NO. 1 to the Corporate Administration Agreement dated 17th December 2013 (the “CAA”) between NAVIG8 CRUDE TANKERS INC as Owner and NAVIG8 ASIA PTE LTD (“NAVIG8”)

WHEREAS

A.                                    In accordance with recital A of the CAA, Owner has entered into the Building Contracts for the construction of eight 300,000 DWT crude oil tankers; and

B.                                    Owner now wishes to enter into building contracts for an additional six 300,000 DWT Very Large Crude Carrier vessels, two to be built with Shanghai Waigaoqiao Shipbuilding Co Ltd, two to be built with Hyundai Heavy Industries Co Ltd and two to be built with HHIC-Phil Inc (the “Additional Vessels”); and

C.                                    Owner intends that the legal ownership of the Additional Vessels will be vested in a number of wholly owned single-purpose vehicles (together the “Additional Subsidiaries” and each an “Additional Subsidiary”); and

D.                                    Both the Owner and NAVIG8 wish for NAVIG8 to provide the Administrative Services in relation to the Additional Vessels in consideration of receiving the fees and cost reimbursement described in Schedule B of the CAA.

IT IS HEREBY AGREED BETWEEN OWNER AND NAVIG8 THAT

1.                                      It is intended that the Additional Vessels be considered to be Possible Future Vessels for the purposes of the CAA, and therefore in accordance with recital A of the CAA any reference within the CAA to the “Vessels” or a “Vessel” shall be construed as referring also to the Additional Vessels or an Additional Vessel, as the case may be.

2.                                      Any reference within the CAA to the “Subsidiaries” or a “Subsidiary” shall be construed as referring also to the Additional Subsidiaries or an Additional Subsidiary, as the case may be.

3.                                      All other terms and conditions contained within the CAA shall remain unaffected and in full force and effect.

4.                                      This Addendum shall be governed by and construed in accordance with English law, and the provisions of section 14 of the CCA shall apply to this Addendum as if it was incorporated herein with logical amendments.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Addendum No 1 by their authorized representatives on the day and year first above written

Signed by	)
For and on behalf of	)
NAVIG8 CRUDE TANKERS INC	)	/s/ [ILLEGIBLE]

Signed by	)
For and on behalf of	)
NAVIG8 ASIA PTE LTD	)

/s/ Peder J Moller
Peder J Moller
Director

7 MAY 2015

ADDENDUM NO. 2

ADDENDUM NO. 2 to the Corporate Administration Agreement dated 17th December 2013 as amended on 25th March 2014 (the “CAA”) between NAVIG8 CRUDE TANKERS INC (to be renamed GENER8 MARITIME SUBSIDIARY INC) (“Owner”) and NAVIG8 ASIA PTE LTD (“NAVIG8”)

WHEREAS

A.            It is intended that Mr Daniel Chu and Mr Philip Stone, being respectively secretary and treasurer of the Owner and each of its subsidiaries, will resign from these positions on the date hereof and will be replaced by nominees of the Owner.

IT IS HEREBY AGREED BETWEEN OWNER AND NAVIG8 THAT

1.                                      Notwithstanding the resignations and new appointments described above in recital (A), it is agreed by both parties that it is not a requirement under the CAA that the positions of secretary or treasurer of the Owner (and its subsidiaries) be held by nominees of NAVIG8.

2.                                      Notwithstanding the resignations and new appointments described above in recital (A), each of the parties agree that the CAA will continue in full force and effect. Without limiting the foregoing, NAVIG8 shall continue to perform the Administrative Services and Owner shall not take any action which would prevent NAVIG8 (and its representatives) from performing the Administrative Services in accordance with the terms of the CAA.

3.                                      For the avoidance of doubt, this Addendum does not constitute a waiver by either Party of their rights under the CAA and all other terms and conditions contained within the CAA shall remain unaffected and in full force and effect.

4.                                      This Addendum shall be governed by and construed in accordance with English law, and the provisions of section 14 of the CAA shall apply to this Addendum as if it was incorporated herein with logical amendments.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Addendum No 2 by their authorized representatives on the day and year first above written

Signed by	)	/s/ Dan Ilany
For and on behalf of	)	Director
NAVIG8 CRUDE TANKERS INC	)

Signed by	)	/s/ Philip Stone
For and on behalf of	)	Director
NAVIG8 ASIA PTE LTD	)